Exhibit 99.1

Anne VanLent Appointed to Aegerion Pharmaceuticals’ Board of Directors

Cambridge, MA, April 29, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases, today announced the appointment of Anne M. VanLent to its Board of Directors, effective April 26, 2013. Ms. VanLent will serve as Chair of the Audit Committee.

Ms. VanLent is currently the President of AMV Advisors, an advisory firm which she founded in 2008 to provide corporate strategy and financial consulting services to emerging growth life science companies. Previously, Ms. VanLent was Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc. Prior to that, she was Executive Vice President, Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. Earlier in her career, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc. Ms. VanLent also currently serves as a member of the Board of Directors of Integra LifeSciences and Tranzyme Pharma, where she serves as Audit Chair. She has previously served as a member of the Board of Directors of Penwest Pharmaceuticals and i-STAT Corporation.

“Anne brings industry experience, strategic corporate leadership and deep financial knowledge to our Board at a pivotal time for the company,” said David Scheer, Chairman of the Board.

Marc D. Beer, Chief Executive Officer of Aegerion added, “We welcome Anne as a valued addition to our Board as we seek to become a leading biotechnology company focused on developing and commercializing therapies for rare diseases. Anne’s guidance will be invaluable through these early days of commercial launch and beyond.”

Anne VanLent also added, “Aegerion has established a best-in-class Board and I am pleased to have the opportunity to contribute to the company’s growth and ongoing success in a meaningful way. I am excited to be a part of a patient-centric organization which has begun the journey of helping people with HoFH.”

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases. For more information about the company, please visit www.aegerion.com.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations

(857) 242-5024